EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of March 18, 2013 (the “Effective Date”), by and between Global Geophysical Services, Inc., a Delaware Corporation (“GGS” or “Company”), and James E. Brasher (“Executive”).  Executive and the Company are collectively referred to in this Agreement as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, Executive is to be employed as Senior Vice President, General Counsel, and Corporate Secretary of the Company;

WHEREAS, it is the desire of the Company to engage Executive as Senior Vice President, General Counsel, and Corporate Secretary of the Company;

WHEREAS, Executive desires to be employed with the Company on the terms herein provided; and

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

AGREEMENT TERMS

1. Term.  Beginning on the Effective Date, the Company employs Executive, and Executive accepts such employment, on the terms and conditions set forth in this Agreement, for the period (the “Term”) commencing on the Effective Date and expiring at the earlier to occur of (a) 11:59 p.m. on December 31, 2014 (the “Expiration Date”) or (b) the Termination Date (as defined in Section 4).  Beginning on January 1, 2015, this Agreement shall be automatically renewed each January 1st for twelve (12) month terms, unless either the Company or Executive provides written notice of election not to renew, at least ninety (90) days before the applicable renewal date.

2. Duties as Executive of the Company.  Subject to the Agreement’s terms, Executive agrees to serve as the Senior Vice President, General Counsel, and Corporate Secretary of the Company and act in the ordinary course of its business with all the powers reasonably incident to the position(s) or other responsibilities or duties that may be from time to time assigned to Executive with his consent by the Company’s Board of Directors (hereafter “GGS Board of Directors”) or the Company’s Chief Executive Officer.

3. Compensation and Related Matters.

                                (a)    Base Salary.  Executive shall receive an initial Base Salary (defined below) paid by the Company of $288,000 per year during the Term.  Executive’s Base Salary may be increased annually, on January 1 of each year based upon Executive’s performance determined through an annual review process, by an amount to be determined by GGS, within its sole discretion. For purposes of this Agreement, “Base Salary” shall mean Executive’s initial base salary or, as adjusted from time to time, then the adjusted base salary at the time in question.  The Base Salary shall be paid, subject to all applicable withholdings and deductions, in substantially equal semi-monthly installments.

 (b)   Bonus Plan.  During the Term, Executive shall be eligible for consideration of, in addition to the Base Salary, an annual cash and/or stock bonus payment in an amount to be determined at the sole discretion of the GGS Board of Directors or such other person as shall be designated by the GGS Board of Directors in accordance with Company policies (“Annual Bonus”).  To the extent any GGS stock is granted to Executive as part of the Annual Bonus, Executive acknowledges and agrees that all stock grants shall be done in accordance with the Company’s then-applicable stock grant plan.  Subject to Sections 4(b), 4(c), and 4(d), no Annual Bonus shall be paid to Executive for a calendar year if Executive’s Termination Date occurs at any time during such year. Moreover, even if Executive is employed by the Company on the last day of the calendar year for which an Annual Bonus may be payable, Executive shall not be eligible for the payment of bonus compensation for such year if this Agreement or his employment with the Company terminates for Cause (as defined below), before the payment of such bonus compensation.

 (c)   Additional Stock Incentive. As additional consideration for entering into this Agreement and in exchange for agreeing to the restrictions in Section 8 herein, the Executive shall receive an award of restricted stock of fifty thousand (50,000) shares of common stock pursuant to the Global Geophysical Services, Inc. Amended and Restated 2006 Incentive Compensation Plan, subject to the terms and conditions set forth in the applicable award agreement and this Agreement (including customary vesting based on continued employment over three years).

                                (d)   Expenses.  During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him, in accordance with the policies and procedures established by the Company, in performing services under this Agreement and during his employment with the Company, provided that Executive properly accounts for the expenses in accordance with Company policies.  The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.  Reimbursement of eligible expenses shall be made on or before the last day of the calendar month following the calendar month in which the expenses were incurred, or as otherwise provided in the Company’s business expense reimbursement policy.

 (e)   Other Benefits.  From time to time, the Company may make available other compensation and employee benefit plans and arrangements. Executive shall be eligible to participate in such other compensation and employee benefit plans and arrangements in which executives at or above the level of Executive participate, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements, as amended from time to time.  Nothing in this Agreement shall be deemed to confer upon Executive or any other person, including any beneficiary, any rights under or with respect to any such plan or arrangement or to amend any such plan or arrangement, and Executive and each other person, including any beneficiary, shall be entitled to look only to the express terms of any such plan or arrangement for his or her rights thereunder.  Nothing paid to Executive under any such plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary and other benefits payable to Executive pursuant to this Agreement.

 (f)   Vacation.  Executive shall be entitled to twenty (20) days of vacation each year of full employment during the Term, exclusive of holidays, as long as the scheduling of Executive's vacation does not interfere with the Company's normal business operation.  Vacation will accrue and forfeit as provided by the terms of the Company's policy governing vacation, as that policy is updated or revised from time to time in the Company's sole discretion.  For purposes of this Section, weekends shall not count as Vacation days. Executive shall also be entitled to all paid holidays given by the Company.

 (g)   Proration.  The Base Salary payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year shall be prorated in accordance with the total number of calendar days in such calendar year during which he is so employed.

4. Termination.

 (a)   Definitions.

         (1) “Cause” shall mean:

(i) Executive’s failure or refusal to substantially perform his material duties, responsibilities and obligations, other than a failure resulting from Executive’s incapacity due to physical or mental illness, which failure continues for a period of at least thirty (30) days after a detailed written notice of alleged Cause and a demand for substantial performance has been delivered to Executive specifying the manner in which Executive has failed substantially to perform;

(ii) any intentional act involving fraud, misrepresentation, theft, embezzlement, or dishonesty on a material matter which actually results in harm to the Company;

(iii) conviction of or a plea of nolo contendere to an offense which is a felony or which is a misdemeanor that involves fraud; or

(iv) a material breach of this Agreement by Executive.

Regarding these Sections 4(a)(1)(i), (ii) and (iv), the Company shall provide written notice to Executive describing the specific facts of any alleged Cause event within thirty (30) days of any such Cause event and Executive shall thereafter have thirty (30) calendar days to cure the Cause event to the reasonable satisfaction of the Company

(2) A “Disability” or “Disabled” shall mean the inability of Executive to substantially engage in the duties that he is normally expected to perform in his role at the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than three (3) months.  Executive shall be considered to have a Disability (i) if he is determined to be totally disabled by the Social Security Administration or (ii) if he is determined to be disabled under GGS’s long-term disability plan in which Executive participates and if such plan defines “disability” in a manner that is consistent with the immediately preceding sentence.

(3) A “Good Reason” shall mean any of the following (without Executive’s express written consent):

(i) A diminution in Executive’s Base Salary;

(ii) A change in the location where Executive is expected or required the majority of Executive’s job duties at the time Executive executes this Agreement (“Base Location”) to a location that is more than twenty-five (25) miles from the Base Location or that results in a materially increased commuting distance from Executive’s current home address, without Executive’s written consent, except for travel reasonably required of Executive on the Company’s business;

(iii) A material diminution in Executive’s duties, authority, responsibility or position with the Company; or

(iv) Any breach by the Company of any material provision of this Agreement.

Regarding these Sections 4(a)(3)(i), (ii), (iii), and (iv), the Executive shall provide written notice to Company describing the specific facts of any alleged Good Reason event, and the Company shall thereafter have thirty (30) calendar days to cure the Good Reason event to the reasonable satisfaction of the Executive.  Any such notice from Executive must be provided within ninety (90) calendar days after the initial existence of the specified Good Reason event.

(4) “Termination Date” shall mean the date Executive’s employment with the Company terminates or is terminated for any reason under this Agreement, and which constitutes a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, or any regulations or Treasury guidance promulgated under Section 409A (the “Code”).

 (b)   Termination Without Cause or for Good Reason: Benefits.  In the event the Company involuntarily terminates Executive’s employment with the Company without Cause or if Executive terminates employment with the Company for Good Reason (a “Termination Event”), this Agreement shall terminate, but Executive shall be entitled to the following severance benefits:

(1) Payment of accrued but unpaid Base Salary and unreimbursed business expenses through the Termination Date in accordance with Sections 3(a) and 3(d).  The accrued but unpaid Base Salary shall be paid to Executive in a lump sum in cash within six (6) days after the Termination Date.  Unreimbursed business expenses shall be paid to Executive within the time period required by the Company’s business expense reimbursement policy.  Executive shall be entitled to employee benefits in accordance with and subject to the terms and conditions of the employee plans and programs and payment for all accrued but unused vacation days;

(2) An amount equal to the greater of the compensation required for the remaining term of this Agreement or one year of Base Salary (as defined in Section 3(a)) (the “Severance Payment”), at the rate in effect immediately before the Termination Event, payable in a lump sum within ten (10) days after Executive executes the Release referenced in Section 6;

(3) An amount equal to (I) the greater of; (i) the full, unprorated, amount of the Annual Bonus, relating to the calendar year immediately preceding the year containing the Termination Date, that has been paid or is payable to Executive or (ii) the average of the Annual Bonus amounts, if any, relating to the two (2) consecutive calendar years immediately preceding the year containing the Termination Date that have been paid or are payable to Executive, or (II) if the Termination Date occurs in calendar year 2013 or before a bonus amount for 2013 is otherwise determined, 40% of Executive’s Base Salary (the “Additional Severance Payment”), payable in a lump sum within ten (10) days after Executive executes the Release referenced in Section 6;

(4) If Executive elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall, until the later of (i) the end of the remaining term of this Agreement (but in no event later than 18 months) or (ii) the first anniversary of Executive’s Termination Date (the “Continuation Period”), pay a portion of the COBRA premiums on Executive’s behalf such that Executive is only required to pay the active employee premium rate applicable to himself and his dependents to continue health coverage under COBRA, after Executive enters into the Release referenced in Section 6.  Notwithstanding the foregoing, if the Company determines it cannot provide such continued coverage without potentially violating applicable law, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the portion of the monthly premium that the Company would otherwise be required to pay under this Section 4(b)(4) to continue Executive’s health coverage (based on the premium for the first month of coverage following Executive’s Termination Date), which payment will commence in the month following the month in which Executive’s Termination Date occurs and end on the final day of the Continuation Period; and

(5) Full vesting of all unvested restricted stock and stock options outstanding on Executive’s Termination Date, including the restricted stock granted under Section 3(c) herein, after Executive enters into the Release referenced in Section 6.

 (c)   Termination In Event of Death: Benefits.  If Executive’s employment with the Company is terminated by reason of Executive’s death during the Term, this Agreement shall terminate without further obligation to Executive’s legal representatives under this Agreement, other than for payment of all accrued Base Salary through the Termination Date, unreimbursed business expenses through the Termination Date in accordance with Sections 3(a) and 3(d), and the amount of any bonus under Section 3(b) that relates to a prior year and that is unpaid as of the date of death.  The accrued but unpaid Base Salary shall be paid to Executive’s estate in a lump sum in cash within six (6) days after the Termination Date or by the next regularly scheduled payday.  Unreimbursed business expenses shall be paid to Executive’s estate within the time period required by the Company’s business expense reimbursement policy.  Executive’s estate shall be entitled to employee benefits in accordance with and subject to the terms and conditions of the employee plans and programs and payment for all accrued but unused vacation days.  Executive shall be entitled to consideration for the Annual Bonus payment under Section 3(b) with respect to the calendar year in which Executive dies; provided that the payment of such bonus, if any, shall be payable within thirty (30) days after the Termination Date (if calculable), but in no event later than March 15 of the year following the year of death; and further provided, that the amount of the Annual Bonus shall be prorated in accordance with the number of days in such calendar year during which he is so employed.  In addition, Executive or his estate shall become fully vested in all unvested restricted stock and stock options outstanding on Executive’s Termination Date in the event of death, including the restricted stock granted under Section 3(c) herein.

(d) Termination In Event of Disability: Benefits.  If Executive’s employment with the Company is terminated by reason of Executive’s Disability during the Term, this Agreement shall terminate, but the Company shall pay Executive all accrued Base Salary through the Termination Date, unreimbursed business expenses through the Termination Date in accordance with Sections 3(a) and 3(d), and the amount of any bonus under Section 3(b) that relates to a prior year and that is unpaid as of the date of Disability.  The accrued but unpaid Base Salary shall be paid to Executive in a lump sum in cash within six (6) days after the Termination Date.  Unreimbursed business expenses shall be paid to Executive within the time period required by the Company’s business expense reimbursement policy.  Executive shall be entitled to employee benefits in accordance with and subject to the terms and conditions of the employee plans and programs and payment for all accrued but unused vacation days.  Executive shall be entitled to consideration for the Annual Bonus payment under Section 3(b) with respect to the calendar year in which Executive’s employment terminates due to Disability; provided that the payment of such bonus, if any, shall be payable within thirty (30) days after the Termination Date (if calculable), but in no event later than March 15 of the year following the year of containing such Termination Date; and further provided, that the amount of the Annual Bonus shall be prorated in accordance with the number of days in such calendar year during which he is so employed.  In addition, Executive shall become fully vested in all unvested restricted stock and stock options outstanding on Executive’s Termination Date in the event of Disability, including the restricted stock granted under Section 3(c) herein.

(e) Voluntary Termination by Executive and Termination for Cause: Benefits.  Executive may terminate his employment with the Company by giving written notice of his intent and stating an effective Termination Date at least thirty (30) days after the date of such notice; provided, however, that the Company may accelerate such effective date by paying Executive through the proposed Termination Date (but not to exceed thirty (30) days).  Upon such a termination by Executive or upon termination of Executive’s employment with the Company for Cause by the Company, this Agreement shall terminate, but the Company shall pay to Executive all accrued Base Salary and all unreimbursed business expenses through the Termination Date in accordance with Sections 3(a) and 3(d).  The accrued but unpaid Base Salary shall be paid to Executive in a lump sum in cash within six (6) days after the Termination Date or by the next regularly scheduled payday.  Unreimbursed business expenses shall be paid to Executive within the time period required by the Company’s business expense reimbursement policy.  Executive shall be entitled to employee benefits in accordance with and subject to the terms and conditions of the employee plans and programs and payment for all accrued but unused vacation days.  Executive shall have no entitlement to any Annual Bonus for the year in which the Termination Date occurs.

(f) No Duty to Mitigate.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.  No such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

5.           Non-Renewal of Agreement.  If the Company or Executive elects not to renew this Agreement under the terms provided in Section 1, this Agreement shall terminate without further obligation of the Company, but the Company shall pay Executive all accrued Base Salary through the Termination Date and unreimbursed business expenses through the Termination Date in accordance with Sections 3(a) and 3(d).  If the Company elects not to renew this Agreement, Executive shall be eligible to receive any unpaid Annual Bonus(es) attributable to prior year(s), if any, and the Annual Bonus(es) for the year in which the non-renewal notice is provided along with full vesting of all restricted stock granted under Section 3(c) herein.  Payment of the prior year(s) Annual Bonus(es) shall be paid within thirty (30) days of any such non-renewal notification (if calculable), but in no event later than January 15th of the year following the year in which the non-renewal notice is provided.  Payment of the Annual Bonus for the year in which notice of non-renewal is given shall be paid by January 15th of the year following the year in which the non-renewal notice is provided (if calculable); and further provided, that the amount of the Annual Bonus for the year in which the non-renewal notice is provided shall be prorated in accordance with the number of days in such calendar year during which Executive is so employed.

6.           Release Agreement.  Notwithstanding any provision of this Agreement to the contrary, in order to receive the Severance Payment, the Additional Severance Payment, the immediate vesting of unvested restricted stock and stock options and subsidized COBRA coverage under Section 4(b)(2)-(5), Executive must first execute, enter into and not revoke a reasonable release and hold harmless agreement (in a form substantially similar to the form attached hereto as Exhibit A) (“Release”), within the time period specified under the release and hold harmless agreement, whereby Executive agrees to release and waive, in return for the benefits to be provided under Section 4(b)(2)-(5), any claim or cause of action that Executive may have against the Company and any of its affiliates, including, without limitation, for unlawful discrimination or retaliation; provided, however, such agreement shall not release any claim by Executive for any payment or benefit that is due under the express terms of this Agreement at the time Executive executes the release agreement.

                7.           Change in Control.

(a)Upon the occurrence of a Change in Control (as defined in the Global Geophysical Services, Inc. Amended and Restated 2006 Incentive Compensation Plan), Executive shall become fully vested in all unvested equity awards outstanding as of such date and shall receive the Severance Payment set forth in Section 4(b)(2).

(b) Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Code Section 280G(c)), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Code Section 4999 or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Code Section 4999 and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by a nationally recognized accounting firm mutually agreed to by the Company and Executive.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.

           8.           Non-Competition, Non-Solicitation and Confidentiality.  During Executive’s employment with the Company, the Company shall give Executive access to some or all of its Confidential Information, as defined below, that Executive has not had access to or knowledge of before the execution of this Agreement.

(a) Non-Competition During Employment.  Executive agrees that, in consideration for the Company’s promise to provide Executive with Confidential Information,

during the Term, he will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Company; provided, however, Executive shall not be prevented from owning no more than 2% of any company whose stock is publicly traded or in any company where such ownership is expressly disclosed to the Company by Executive prior to execution of this Agreement.

(b) Conflicts of Interest.  Executive agrees that during the Term, he will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) that might adversely affect the Company, including ownership of a material investment in a competitor of the Company, ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or acceptance of any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the CEO or the GGS Board of Directors as to each offer received by Executive to engage in any such activity.  As used in this Section 8(b), “materiality” shall be viewed from the perspective of Executive.  Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which in Executive’s good faith judgment could reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

(c) Confidential Information.  Executive agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company.  This Paragraph shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement.  Executive’s obligations under this Paragraph with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately.  It is understood that such Confidential Information and proprietary information of the Company include matters that Executive conceives or develops, as well as matters Executive learns from other employees of the Company.  “Confidential Information” is defined to include information:  (1) disclosed to or known by Executive as a consequence of or through his employment with the Company; (2) not generally known outside the Company; and (3) that relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development.  “Confidential Information” includes, but is not limited to, the Company’s trade secrets, proprietary information, financial documents, long range plans, customer or supplier lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others.

(d) Non-Solicitation.  To protect the Company’s Confidential Information, and in the event of Executive’s termination of employment for any reason whatsoever, whether by Executive or the Company, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement.  Executive covenants and agrees that during Executive’s employment and for a period of twelve (12) months from the date of termination of Executive’s employment for any reason whatsoever (the “Non-Solicitation Period”), Executive will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, and products or services competitive with products or services sold by the Company, from the Company’s clients, suppliers or customers, or those individuals or entities with whom the Company did business during Executive’s employment. Executive further agrees that during Executive’s employment and for the Non-Solicitation Period, Executive will not, except on behalf of the Company, either directly or indirectly, or by acting in concert with others, solicit or influence any Company employee to leave the Company’s employment.

(e) Return of Documents, Equipment, Etc.  All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by the Company.  The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive’s employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement.  Notwithstanding the foregoing, Executive shall be entitled to retain attorney work product created by Executive, subject to Executive’s compliance with the confidentiality obligations contained herein and Executive’s ethical duties as a lawyer.

(f) Reaffirmation of Obligations.  Upon termination of Executive’s employment with the Company, Executive, if requested by Company, shall reaffirm in writing Executive’s recognition of the importance of maintaining the confidentiality of the Company’s Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.

(g) Prior Disclosure.  Executive represents and warrants that Executive has not used or disclosed any Confidential Information he may have obtained from the Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

(h) No Previous Restrictive Agreements.  Executive represents that, except as disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  Executive further represents that Executive’s performance of all the terms of this Agreement and Executive’s work duties for the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other party.

(i) Breach.  Executive agrees that any breach of Sections 8(a) through (e) above cannot be remedied solely by money damages, and that in addition to any other remedies Company may have, Company is entitled to obtain injunctive relief against Executive.  Nothing herein, however, shall be construed as limiting the Company’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any termination or offset against any payments that may be due pursuant to this Agreement.

(j) Enforceability.  The agreements contained in this Section 8 are independent of the other agreements contained herein.  Accordingly, failure of the Company to comply with any of its obligations outside of this Section does not excuse Executive from complying with the agreements contained herein.

(k) Survivability.  The agreements contained in this Section 8 shall survive the termination of this Agreement for any reason.

9.           Reformation.  If a court concludes that any time period specified in Section 8(d) of this Agreement is unenforceable, then the time period will be reduced by the number of months so that the restrictions may be enforced for the time to the fullest extent permitted by law.  Additionally, nothing in this Agreement is intended to conflict with Rule 5.06 of the Texas Disciplinary Rules of Professional Conduct.

10.           Director and Officer Positions.  Executive agrees that, upon termination of employment, for any reason, Executive will immediately tender his resignation from any and all Board or officer positions held with the Company and/or any of its direct or indirect parents or subsidiaries.

11.           Indemnification & D&O

(a) Claims.  The Company shall, to the maximum extent not prohibited by law, indemnify Executive if Executive is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor (collectively, a “Proceeding”), by reason of the fact that Executive is or was a director or officer of the Company or an affiliate, or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) paid or incurred in connection with any such Proceeding.

(b) Expenses.  The Company shall, from time to time, reimburse or advance to Executive the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding in advance of the final disposition of such Proceeding; provided, however, that such expenses incurred by or on behalf of Executive may be paid in advance of the final disposition of a Proceeding only upon receipt by the Company of an undertaking, by or on behalf of Executive, to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that Executive is no entitled to be indemnified for such expenses.

(c) Non-Exclusivity.  The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 11 shall not be deemed exclusive of any other rights which Executive may now or hereafter have under any law, bylaw, constituency document, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in Executive’s official capacity and as to action in another capacity while holding such office.

(d) Continuation of Rights.  The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 11 shall continue as to Executive after Executive has ceased to be a director, officer, or employee of the Company and shall inure to the benefit of the heirs, executors and administrators of Executive’s estate, both with respect to proceedings that are threatened, pending or completed at the date of such termination and with respect to proceedings that are threatened, pending or completed after the date.

(e) Enforcement.  The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 11 shall be enforceable by Executive in any court of competent jurisdiction.  The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Company.  Neither the failure of the Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that Executive is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that Executive is not so entitled.  The Executive shall also be indemnified for any expenses incurred in connection with successfully establishing the Executive’s right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any proceeding.

(f) Other Services.  If Executive serves (i) an affiliate of the Company, or (ii) any employee benefit plan of the Company or any corporation or other entity referred to in clause (i), in any capacity, then Executive shall be deemed to be doing so at the request of the Company.

(g) Indemnification Agreement; Employed Lawyer Liability Coverage.  The Company and Executive shall, simultaneously with the execution of this Agreement, enter into an Indemnification Agreement in substantially the form as previously entered into between the Company and its directors and certain of its executive officers.  The Company also agrees to maintain Employed Lawyer Liability Insurance during Executive’s employment with the Company.

(h) Survivability.  The agreements contained in this Section 11 shall survive the termination of this Agreement for any reason.

12.          Assignment.  In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute.  Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the written consent of the Company.  Any attempted assignment by Executive in violation of this Section 12 shall be void.  This Agreement, and any rights and obligations hereunder, may be assigned by the Company to a successor by merger or a purchaser of substantially all of the assets of the Company.

13.           Binding Agreement.  Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.

14.           Notices.  All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as set forth below, or by delivering the same in person to such party, or by transmission by email (which shall not constitute notice).  Notice deposited in the United States Mail, mailed in the manner described hereinabove, shall be effective upon the date of delivery shown on the return receipt.  Notice given in any other manner shall be effective only if and when received:

If to Executive:	James E. Brasher
2640 Pittsburgh St.
Houston, TX 77005

If to the Company:	Global Geophysical Services, Inc.
13927 South Gessner Rd.
Missouri City, TX 77489
Attn: Board of Directors

15.           Waiver.  No waiver by either Party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

16.           Entire Agreement.  Except as may be provided in any indemnification agreement between Executive and the Company, and any stock option or restricted stock grant agreement(s),

the terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. In the event of a conflict between these agreements, it is intended that Executive shall be granted the greater of rights for Executive’s benefit(s). Notwithstanding the foregoing, this Agreement will not in any way affect the Executive’s equity awards which are governed by his award agreement(s) and the Company’s equity incentive plan, except to the extent expressly provided for in such agreement or plan. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

17.           Modification of Agreement.  This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Executive and an officer or other authorized executive of the Company.

18.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof.

19.           Jurisdiction and Venue.  With respect to any litigation regarding this Agreement, Executive and the Company agree to venue in the state or federal courts in Harris County, Texas, and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction.  By entering into this Agreement, Executive and the Company agree to personal jurisdiction in the state and federal courts in Harris County, Texas.

                 20.          Independent Representation.  Executive has not relied upon Company for legal or tax advice regarding this Agreement and Executive has been advised to consult legal, accounting or other advisors of Executive’s choice before executing this Agreement.

                 21.          Compliance With Section 409A.

(a) Delay in Payments. Notwithstanding anything to the contrary in this Agreement, if upon the Termination Date, any stock of the Company is publicly traded on an established securities market within the meaning of Code Section 409A, and in the opinion of reputable outside counsel engaged by the Company and acceptable to Executive, Executive is a “specified employee” within the meaning of Code Section 409A and the deferral of any amounts otherwise payable under this Agreement as a result of Executive’s termination of employment is necessary in order to prevent any accelerated or additional tax to Executive under Code Section 409A, then the Company will defer the payment of any such amounts hereunder until the earlier of: (i) the date that is six (6) months following the date of Executive’s termination of employment with the Company, or (ii) the date of Executive’s death, at which time any such delayed amounts will be paid to Executive in a single lump sum.

(b) Reformation.  If any compensation or benefits provided by this Agreement may result in the application of Code Section 409A, the Company shall, in consultation with Executive, modify the Agreement in the least restrictive manner necessary in an effort to exclude such compensation from the definition of “deferred compensation” within the meaning of such Code Section 409A or in an effort to comply with the provisions of Code Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions, without any diminution in the value of the payments or benefits to Executive.  Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden.

(c) Overall Compliance.  In the event that it is reasonably determined by the Company and Executive that, as a result of Code Section 409A, any of the payments that Executive is entitled to under the terms of this Agreement or any nonqualified deferred compensation plan (as defined under Section 409A) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Executive to be subject to an income tax penalty and interest, the Company will make such payment on the first day that would not result in Executive incurring any tax liability under Section 409A.

(d) Consultation with Tax Advisor.  Executive is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement, including the consequences of Code Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement in multiple copies, effective as of the date first written above.

EXECUTIVE: /s/ James E. Brasher James E. Brasher	COMPANY: Global Geophysical Services, Inc. /s/ Richard C. White Richard C. White, President and CEO

Signature Page
Employment Agreement – James E. Brasher

EXHIBIT A

FORM OF WAIVER AND RELEASE

Global Geophysical Services, Inc. (“Company”) has offered to James E. Brasher (“Executive”) certain benefits (the “Benefits”) pursuant to Section ____ of Executive’s employment agreement with the Company, dated as of ___________________, 2013 (the “Employment Agreement”), which were offered to Executive in exchange for Executive’s agreement as follows (the “Agreement”).

1.           Mutual Release

(a)           In consideration of the payments to be made hereunder and having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Executive has sustained or claimed, or may be entitled to claim, Executive, for himself, and his heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue the Company, its parents, subsidiaries, affiliates, successors and assigns, and its past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors (collectively the “Company Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Executive had, now has, or may have against the Company Released Parties relating in any way to Executive’s employment with the Company or termination thereof, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Executive and any of the Company Released Parties except as otherwise described herein; any business enterprise or proposed enterprise contemplated by any of the Company Released Parties, as well as anything done or not done prior to and including the date of execution of this Agreement.  Nothing in this Agreement shall be construed to release the Company from any indemnification obligations under any indemnification agreement.

Executive understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Executive’s employment with the Company and the termination of such employment, including, but not limited to:  claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Fair Labor Standards Act; the Family and Medical Leave Act; and Title VII of the Civil Rights Act, as amended, the Civil Rights Act of 1991; 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA) as well as any claims regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing;

Exhibit A - Page17

intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of his employment or the separation of his employment with the Company except for any claims based on the indemnification provisions of any indemnification agreement.

In addition, Executive agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Company Released Parties.

This release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however that Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding with respect to any claims released herein.

Notwithstanding the foregoing, the release, discharge and waiver contained herein shall not apply to the following types of claims: (i) any rights Executive may have under this Agreement and under the Employment Agreement; (ii) any rights Executive may have under the Global Geophysical Services, Inc. 401(k) Profit Sharing Plan; (iii) Executive’s right under COBRA to continued health/dental/vision benefits coverage for Executive and participating dependents; (iv) any rights Executive may have under the Company or the Company Released Parties benefit plans and programs subject to and in accordance with the terms of such plans and programs and related agreements; (v) any rights to contribution, advancement of expenses, defense or indemnification Executive has under the Company or the Company Released Parties’ current Articles of Incorporation or Bylaws, Director and Officer Liability Insurance, Employed Lawyers Liability Insurance or under any separate indemnification contract between the Company or a Company Released Party and Executive, or as provided by applicable law; (vi) any rights Executive has as a shareholder of the Company or a Company Released Party; or (vii) any rights Executive has to apply for and receive unemployment benefits, which application the Company will not contest or challenge.

With respect to the period of Executive’s employment by the Company and representation of the Company Released Parties, the Company and the Company Released Parties agree to keep in effect or obtain tail coverage under the Employed Lawyer Liability Insurance coverage for Executive for a period of not less than three years following Executive’s date of termination of employment.  Terms of coverage including policy limits shall be on substantially the same terms as in effect on Executive’s date of termination of employment.

(b)           In consideration of the payments to be made hereunder and having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which the Company has sustained or claimed, or may be entitled to claim, the Company, for itself, and its administrators, successors and assigns, does hereby release, forever

Exhibit A - Page18

discharge and promise not to sue Executive, his heirs, executors, administrators, successors and assigns, (collectively the “Executive Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which the Company had, now has, or may have against the Executive Released Parties relating in any way to the Company’s employment of Executive or termination thereof, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between the Company and any of the Executive Released Parties; any business enterprise or proposed enterprise contemplated by any of the Executive Released Parties, as well as anything done or not done prior to and including the date of execution of this Agreement.  Nothing in this Agreement shall be construed to release Executive from any obligations set forth in this Agreement.  Notwithstanding the foregoing, the Company is not waiving or releasing any action related to the commission of any crime or act of willful misconduct by any of the Executive Released Parties.

In addition, the Company  agrees not to cause or encourage any legal proceeding or grievance proceeding with the State Bar of Texas to be maintained or instituted against any of the Executive Released Parties with respect to any claims released herein.

2.           Acknowledgement of Waiver of Claims under ADEA.

Executive expressly acknowledges that he is voluntarily, irrevocably and unconditionally releasing and forever discharging the Company and its respective present and former parents, subsidiaries, divisions, affiliates, branches, insurers, agencies, and other offices from all rights or claims he has or may have against the Company including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA.  Executive further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which he was already entitled in the absence of this waiver.  Executive further acknowledges:  (a) that he has been informed by this writing that he should consult with an attorney prior to executing this Agreement; (b) that he has carefully read and fully understands all of the provisions of this Agreement; (c) he is, through this Agreement, releasing the Company from any and all claims he may have against it; (d) he understands and agrees that this waiver and release does not apply to any claims that may arise under the ADEA after the date he executes this Agreement; (e) he has at least 21 days within which to consider this Agreement; and (f) he has seven days following his execution of this Agreement to revoke the Agreement (as provided in Section 4 of this Agreement); and (g) this Agreement shall not be effective until the revocation period has expired and Executive has signed and has not revoked the Agreement.

Exhibit A - Page19

3.           Sufficient Time to Review.

Executive acknowledges and agrees that: (a) he has had reasonable and sufficient time to read and review this Agreement and that he has, in fact, read and reviewed this Agreement; (b) that he has the right to consult with legal counsel regarding this Agreement and is encouraged to consult with legal counsel with regard to this Agreement; (c) that he has had (or has had the opportunity to take) 21 calendar days to discuss the Agreement with a lawyer of his choice before signing it and, if he signs before the end of that period, he does so of his own free will and with the full knowledge that he could have taken the full period; (d) that he is entering into this Agreement freely and voluntarily and not as a result of any coercion, duress or undue influence; (e) that he is not relying upon any oral representations made to him regarding the subject matter of this Agreement; (f) that by this Agreement he is receiving consideration in addition to that which he was already entitled; and (g) that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company.

4.           Revocation/Payment.

Executive acknowledges and agrees that he has seven days from the date of the execution of this Agreement within which to rescind or revoke this Agreement by providing notice in writing to the Company.  Executive further understands that the Agreement will have no force and effect if revoked by Executive on or before the end of that seventh day (the “Waiver Effective Date”), and that he will receive the Benefits after the Waiver Effective Date, provided this Agreement has not been revoked by Executive on or before the Waiver Effective Date.  If Executive revokes the Agreement pursuant to this Section 4, the Company will not be obligated to pay or provide Executive with the Benefits, and this Agreement shall be deemed null and void.

IN WITNESS WHEREOF, the parties have executed this Agreement in multiple copies, effective as ______________, 20___.

EXECUTIVE:	COMPANY:

James E. Brasher	Richard C. White, President and CEO

Exhibit A - Page20